Exhibit 99.1

PRESS RELEASE

For more information contact: Gerald Shencavitz EVP and Chief Financial Officer (207) 288-3314	FOR IMMEDIATE RELEASE

Bar Harbor Bankshares Reports Second Quarter Earnings

BAR HARBOR, Maine (July 28, 2016) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced net income of $4.3 million for the second quarter of 2016, representing an increase of $438 thousand or 11.3%, compared with the second quarter of 2015. The Company also reported diluted earnings per share of $0.71 for the quarter, representing an increase of $0.07, or 10.9%, compared with the second quarter of 2015. The Company’s annualized return on average shareholders’ equity amounted to 10.72% for the quarter, up from 10.31% in the second quarter of 2015. The Company’s second quarter return on average assets amounted to 1.05%, up from 1.01% in the second quarter of 2015.

On May 5, 2016, the Company announced the signing of a definitive agreement and plan of merger pursuant to which the Company will acquire Lake Sunapee Bank Group (“LSBG”) in an all-stock transaction valued at approximately $143 million (the “Merger”).  The market expanding Merger is expected to create efficiencies and strategic growth opportunities for both businesses through the leveraging of each other’s platforms and capabilities, and will create the only community bank headquartered in New England with a market footprint in all three Northern New England states of Maine, New Hampshire and Vermont.  At closing, the combined institution is expected to have approximately $3.3 billion in assets, $2.4 billion in loans, $2.2 billion in deposits and over $2.0 billion in assets under management. The Company will have a pro forma market cap of approximately $350 million and 50 branches serving customers and communities across three states. The Merger is expected to be completed in the fourth quarter of 2016 or the first quarter of 2017.  The consummation of the Merger is subject to receipt of the requisite approval of the Company's shareholders and LSBG shareholders, receipt of all required regulatory approvals, and other customary closing conditions.  Included in the Company’s second quarter non-interest expense was $492 thousand in non-recurring expenses related to the LSBG Merger, largely legal and other professional fees.

The Company also announced record net income of $8.7 million for the six months ended June 30, 2016, representing an increase of $963 thousand, or 12.4%, compared with the same period in 2015. The Company reported record year-to-date earnings per share of $1.43, representing an increase of $0.15 or 11.7%, compared with the six months ended June 30, 2015. The Company’s annualized return on average shareholders’ equity amounted to 10.95% for the six months ended June 30, 2016, up from 10.44% compared with the same period in 2015. The Company’s annualized return on average assets amounted to 1.07%, up from 1.04% for the six months ended June 30, 2015.

In making the announcement, the Company’s President and Chief Executive Officer, Curtis C. Simard, commented, “As we enter the second half of 2016, we are pleased with the Company’s solid performance and earnings fundamentals which are rooted in our consumer and small business relationships. This has culminated in the announcement of our best year-to-date earnings and earnings per share on record. The first half of 2016 featured a $76.5 million or 8.1% increase in average loan balances, combined with meaningful increases in net interest income and non-interest income, compared with the first six months of last year. Our ability to grow earning assets was instrumental in offsetting the pressure on our net interest margin, as long-term interest rates approached all-time record lows during the second quarter and competition for quality loans continued to be aggressive.”

Mr. Simard continued, “The credit stability of our loan portfolio was further evident during the first half of the year, highlighted by a $1.5 million or 21% decline in non-performing loans compared with year end 2015. At quarter end, total non-performing loans to total loans amounted to 0.53%, down from 0.71% at December 31, 2015. We also enjoyed low levels of loan loss experience during the first half of 2016, with annualized net charge-offs to average loans outstanding amounting to 0.03%, compared with 0.16% for the same period last year.”

In concluding, Mr. Simard added, “Competition is strong; however, our brand remains well received and we continue to focus on providing exceptional customer experience. Our efforts to balance growth and earnings are evident in our performance measures as we continue to deliver attractive and consistent returns for our shareholders, including our recently announced twenty-first consecutive quarterly cash dividend increase.”

Based on the June 30, 2016 price of the Company’s common stock of $35.10 per share, the dividend yield amounted to 3.13%.

Balance Sheet Highlights

Assets: Led by growth in the loan and securities portfolios, total assets ended the second quarter at $1.69 billion, representing an increase of $107.5 million, or 6.8%, compared with December 31, 2015.

Loans: The quarter ended with total loans of $1.05 billion, representing an increase of $59.0 million, or 6.0%, compared with December 31, 2015. At quarter-end the Bank’s commercial loan portfolio stood at $529.3 million, representing an increase of $22.5 million, or 4.4%, compared with year-end 2015. Consumer loans, which principally consist of residential real estate mortgages, ended the quarter at $503.2 million, representing an increase of $35.3 million or 7.6% compared with year-end 2015.

Credit Quality: The overall credit quality of the Bank’s loan portfolio remained stable during the first six months of 2016, highlighted by a meaningful decline in non-performing loans from year-end 2015 and relatively low loan loss experience. Total non-performing loans ended the second quarter at $5.6 million, compared with $7.0 million at December 31, 2015, representing a decline of $1.5 million, or 20.8%.  Total non-performing loans expressed as a percentage of total loans ended the quarter at 0.53%, down from 0.71% at year-end 2015. Similarly, the allowance for loan losses expressed as a ratio to non-performing loans ended the quarter at 178.1%, up from 134.7% at December 31, 2015.

Total net loan charge-offs amounted to $163 thousand during the first six months of 2016, or annualized net charge-offs to average loans outstanding of 0.03%, compared with $765 thousand and 0.16%, respectively, for the same period in 2015. For the three and six months ended June 30, 2016, the Bank recorded provisions for loan losses of $150 thousand and $615 thousand, representing declines of $250 thousand and $280 thousand, respectively, for the same periods in 2015.  At June 30, 2016, the Bank’s allowance for loan losses stood at $9.9 million, representing an increase of $452 thousand, or 4.8%, compared with year-end 2015.

Securities: Total securities ended the second quarter at $532.6 million, representing an increase of $27.6 million or 5.5%, compared with December 31, 2015. Securities purchased during the first six months of 2016 were comprised of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises and, to a lesser extent, municipal securities issued by states and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter through late spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year-to-year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the second quarter at $989.8 million, representing an increase of $47.0 million, or 5.0%, compared with December 31, 2015. The Bank’s transaction accounts experienced a combined seasonal decline of $13.1 million, or 2.4%, compared with year end 2015. This decline was more than offset with a $60.1 million increase in time deposits obtained from the national market, which were also utilized to help fund year-to-date earning asset growth.

Capital: At June 30, 2016, the Company and the Bank continued to exceed applicable regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Common Equity Tier I, Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 6.5%, 5%, 8% and 10%, respectively. At June 30, 2016, the Company’s Common Equity Tier I, Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 15.54%, 9.21%, 15.54% and 17.09%, respectively.

Shareholder Dividends: The Company paid a regular cash dividend of 27.0 cents per share of common stock in the second quarter of 2016, representing an increase of 2.0 cents, or 8.0%, compared with the second quarter of 2015. The Company's Board of Directors recently declared a regular cash dividend of 27.5 cents per share of common stock for the third quarter of 2016, representing an increase of 2.0 cents, or 7.8%, compared with the third quarter of 2015.

Results of Operations

Net Interest Income: For the three months ended June 30, 2016, net interest income on a tax-equivalent basis totaled $11.9 million, representing an increase of $571 thousand, or 5.0% compared with the second quarter of 2015.  The increase in net interest income was principally attributed to average earning asset growth of $116.5 million or 8.0%, as the tax-equivalent net interest margin declined eight basis points to 3.04%. The decline in the net interest margin was attributed to a three basis point decline in the weighted average earning asset yield to 3.80%, combined with a five basis point increase in the weighted average cost of interest bearing liabilities, largely reflecting the impact of the Fed Funds rate increase in December of 2015.

For the six months ended June 30, 2016, net interest income on a tax-equivalent basis totaled $23.8 million, representing an increase of $993 thousand, or 4.4%, compared with the same period in 2015. The increase was principally attributed to average earning asset growth of $120.1 million, or 8.3%, as the net interest margin declined 12 basis points to 3.07% compared with the first half of 2015. The decline in the net interest margin was attributed to a 10 basis point decline in the weighted average earning asset yield, combined with a three basis point increase in the weighted average cost of interest bearing liabilities. Earning asset yields continued to be impacted by still-historically low interest rates as well as competitive pricing pressures for quality loans.

Non-interest Income: For the three and six months ended June 30, 2016, total non-interest income amounted to $3.6 million and $6.9 million, representing increases of $1.1 million and $2.1 million, or 44.4% and 43.3%, respectively, compared with the same periods in 2015. The increases in non-interest income were principally attributed to realized securities gains, which for the three and six months ended June 30, 2016 increased $1.1 million and $1.9 million, respectively, compared with the same periods in 2015. During the first half of 2016, long-term interest rates declined to near record lows providing a meaningful opportunity to realize attractive securities gains while continuing a strategy of lowering the duration of the securities portfolio and the Bank’s overall interest rate risk profile.

For the three and six months ended June 30, 2016, income from trust and other financial services declined $30 thousand and $27 thousand, or 3.0% and 1.4%, respectively, compared with the same periods in 2015, largely reflecting lower levels of retail brokerage activity as well as broad declines in the equity markets.  Income from debit card service charges and fees increased $28 thousand and $62 thousand for the three and six months ended June 30, 2016, or 7.0% and 8.1%, respectively, compared with the same periods in 2015, largely reflecting the continued growth of the Bank’s retail deposit base and continued success with a program that offers rewards for certain debit card transactions. Year-to-date other operating income increased $123 thousand, or 25.2%, reflecting higher levels of income from Bank Owned Life Insurance compared with the same period in 2015.

Non-interest Expense: For the three and six months ended June 30, 2016, total non-interest expense amounted to $8.7 million and $16.7 million, representing increases of $1.1 million and $1.8 million, or 14.9% and 12.0%, respectively, compared with the same periods in 2015. Included in second quarter and year-to-date non-interest expense was $492 thousand in non-recurring expenses related to the LSBG acquisition, largely legal and other professional fees.

For the three and six months ended June 30, 2016 total salaries and benefits amounted to $4.8 million and $9.8 million, representing increases of $530 thousand and $1.2 million, or 12.4% and 13.9%, respectively, compared with the same periods in 2015. The increase in salaries and employee benefits was attributed to a variety of factors including normal increases in base salaries, higher levels of employee incentive and equity compensation, higher levels of employee health insurance, as well as increases in staffing levels and strategic changes in staffing mix. Additionally, over the past year the Company strengthened its risk management and information technology staff resources in anticipation of future growth.

Efficiency Ratio

The Company’s efficiency ratio, or non-interest operating expenses divided tax-equivalent income other than net securities gains and other significant non-recurring expenses, measures the relationship of operating expenses to revenues. For the three and six months ended June 30, 2016 the Company’s efficiency ratios amounted to 58.8% and 58.0%, compared with 56.5% and 55.8% for the same periods in 2015. These ratios compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fourteen branch office locations serving downeast, midcoast and central Maine.

Safe Harbor Statement: This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. The factors that could cause actual results to differ materially from current expectations include failure to complete the proposed LSBG Merger, the imposition of adverse regulatory conditions in connection with regulatory approval of the proposed LSBG Merger, disruption to the parties’ businesses as a result of the announcement and pendency of the LSBG Merger, the inability to realize expected cost savings or to implement integration plans and other adverse consequences associated with the LSBG Merger, changes in general economic conditions, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within the Company's markets, changes in the financial condition of the Company's borrowers and other factors discussed in the reports that the Company files with the Securities and Exchange Commission. The forward-looking statements contained herein represent the Company's judgment as of the date of this report, and the Company cautions readers not to place undue reliance on such statements.  For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the Securities Exchange Commission.  The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	6/30/2016	12/31/2015	2016	2015

Total assets	$1,687,549	$1,580,055	$1,651,576	$1,533,041
Total securities	532,590	504,969	521,373	481,947
Total loans	1,049,022	990,070	1,028,748	953,800
Allowance for loan losses	9,891	9,439	10,036	9,416
Total deposits	989,816	942,787	925,161	876,487
Total borrowings	525,102	474,791	557,593	499,293
Shareholders' equity	165,231	154,152	161,675	150,654

	Three Months Ended		Six Months Ended
Results Of Operations	6/30/2016	6/30/2015	6/30/2016	6/30/2015

Interest and dividend income	$ 14,354	$ 13,472	$ 28,518	$ 27,005
Interest expense	2,972	2,586	5,800	5,121
Net interest income	11,382	10,886	22,718	21,884
Provision for loan losses	150	400	615	895
Net interest income after
provision for loan losses	11,232	10,486	22,103	20,989

Non-interest income	3,614	2,503	6,942	4,845
Non-interest expense	8,731	7,601	16,728	14,934
Income before income taxes	6,115	5,388	12,317	10,900
Income taxes	1,804	1,515	3,600	3,146

Net income	$ 4,311	$ 3,873	$ 8,717	$ 7,754

	At or for the Three Months Ended		At or for the Six Months Ended
Share and Per Common Share Data	June 30,		June 30,
	2016	2015	2016	2015

Period-end shares outstanding	6,029,685	5,984,956	6,029,685	5,984,956
Basic average shares outstanding	6,021,316	5,973,758	6,015,257	5,963,704
Diluted average shares outstanding	6,086,301	6,064,413	6,083,367	6,050,122

Basic earnings per share	$ 0.72	$ 0.65	$ 1.45	$ 1.30
Diluted earnings per share	$ 0.71	$ 0.64	$ 1.43	$ 1.28

Cash dividends	$ 0.2700	$ 0.2500	$ 0.5350	$ 0.4950
Book value	$ 27.40	$ 24.84	$ 27.40	$ 24.84
Tangible book value	$ 26.51	$ 23.93	$ 26.51	$ 23.93

Selected Financial Ratios

Return on Average Assets	1.05%	1.01%	1.07%	1.04%
Return on Average Equity	10.72%	10.31%	10.95%	10.44%
Tax-equivalent Net Interest Margin	3.04%	3.12%	3.07%	3.19%
Efficiency Ratio (1)	58.8%	56.5%	58.0%	55.8%

	At or for the Six Months Ended		At or for the Year Ended
	June 30,		December 31,
	2016	2015	2015
Asset Quality

Net charge-offs (recoveries) to average loans	0.03%	0.16%	0.14%
Allowance for loan losses to total loans	0.94%	0.93%	0.95%
Allowance for loan losses to non-performing loans	178.1%	102.9%	134.7%
Non-performing loans to total loans	0.53%	0.90%	0.71%
Non-performing assets to total assets	0.34%	0.59%	0.46%

Capital Ratios

Common equity tier 1 capital	15.54%	14.84%	15.55%
Tier 1 leverage capital	9.21%	9.17%	9.37%
Tier 1 risk-based capital	15.54%	14.84%	15.55%
Total risk-based capital	17.21%	16.34%	17.12%
Tangible equity to total assets	9.47%	9.18%	9.41%
Tangible common equity (2)	9.50%	9.21%	9.45%

(1) Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and other significant non-recurring expenses.  Second quarter and year-to-date non-recurring expenses amounted to $492, all of which were associated with the Lake Sunapee Bank Group acquisition.

(2) Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by tax-equivalent net interest income other than net securities gains and other significant non-recurring expenses. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.